October 9, 2015

Via EDGAR Correspondence

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, NE
Washington, D.C. 20549

Attention:                      Diane Fritz, Staff Accountant

Dear Sirs/Mesdames:

Re:	Adira Energy Ltd.
Form 20-F for Fiscal Year Ended
December 31, 2014
Filed April 30, 2015
SEC File No.: 0-30087

Further to the Company’s annual report for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (the “Commission”) on Form 20-F under the Securities Exchange Act of 1934, as amended, and all amendments filed with respect thereto, the Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure and response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defence in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

ADIRA ENERGY LTD.

By:  /s/ Gadi Levin
Gadi Levin,
Chief Financial Officer